EXHIBIT 99.1

            Gene Logic Reports Second Quarter 2006 Financial Results

    GAITHERSBURG, Md.--(BUSINESS WIRE)--Aug. 4, 2006--Gene Logic Inc. (NASDAQ: GLGC) today reported financial results for the second quarter ended June 30, 2006.

Revenue
(Amounts in thousands)


                        Three Months Ended         Six Months Ended
                           June 30, 2006             June 30, 2006
                      ----------------------    ----------------------
                                        %                         %
                        2006    2005  Change      2006    2005  Change
                      ------- ------- ------    ------- ------- ------
Genomics Division     $ 4,683 $14,166  -67%     $13,431 $27,405  -51%
Preclinical Division    6,600   5,820   13%      10,634  12,254  -13%
Drug Repositioning
 Division                   9     147  -94%          29     214  -86%
                      ------- ------- ------    ------- ------- ------
Total revenue         $11,292 $20,133  -44%     $24,094 $39,873  -40%
                      ------- ------- ------    ------- ------- ------

    Total revenue for the second quarter of 2006 was $11.3 million compared to $20.1 million for the second quarter of 2005, a decline of $8.8 million or 44%. Modest improvements in Preclinical Division revenue were offset by a substantial decline in Genomics Division revenue. Year-to-date total revenue was $24.1 million compared to $39.9 million for the prior year and reflects a 40% decrease, primarily due to lower than expected sales for the Genomics Division in the first half of 2006 and slow sales for the Preclinical Division in the first quarter of 2006.
    The Company is currently conducting a review of its overall business strategy with the assistance of a leading strategy consulting firm and expects to communicate the results of the review by September 22, 2006. Using preliminary findings from this review, the Company recently initiated a restructuring of its Genomics Division intended to reduce its cash use. The Company gave notice of termination to approximately 80 employees, effective October 5, 2006, which will result in severance costs of $1.8 million. Once fully implemented, the Company estimates that these staff reductions will reduce its annual salary and fringe benefits costs by approximately $8 million. The Company expects to realize additional savings in certain non-employee costs in connection with this restructuring.

    Genomics Division:
    Genomics Division revenue for the second quarter of 2006 was $4.7 million, a decline of $9.5 million, or 67%, over the prior year period. This shortfall resulted from declining subscription revenue, the absence of anticipated sales of perpetual licenses to database products that failed to materialize and slower than anticipated sales growth for microarray data generation and analysis services. Genomics Division revenue for the first six months of 2006 of $13.4 million was lower than the $27.4 million in the comparable period of 2005, for the same reasons.

    Preclinical Division:
    Preclinical Division revenue was $6.6 million for the second quarter of 2006, an increase of $0.8 million, or 13%, over the prior year period, reflecting increased utilization of capacity and an increase in the number of large-animal studies conducted in 2006. Preclinical Division revenue for the first half of 2006 was
    $10.6 million compared to $12.3 million in the comparable 2005 period, a decrease of 13%. The decrease in revenue for the six-month period is due to slow sales for the first quarter of 2006, reflecting a trend that has reversed in the second quarter of 2006.

    Operating Expenses

    Operating expenses consist of database production, research and development, and selling, general and administrative costs. Operating expenses do not include the cost of sales for the Preclinical Division.
    For the second quarter of 2006, total operating expenses were $16.1 million compared to $17.1 million for the second quarter of 2005, reflecting the impact of continued economies associated with lower costs of developing additional database content, including lower costs for agreements with third parties, lower costs for our various employee incentive plans and general cost controls, partially offset by increased expenses associated with the ongoing development and commercialization of the Drug Repositioning Division and repositioning work on customer-supplied drug candidates and a $0.7 million lower of cost or market impairment of inventory.
    Year-to-date total operating expenses were $34.7 million, an increase of $0.4 million or 1% when compared to $34.3 million for the prior comparative period.

    Segment Operating Income (Loss)

    Note: Management uses operating income (loss) to evaluate segment performance. To arrive at operating income (loss) for each segment, the Company has included all direct costs for providing the segment's services and an allocation for corporate overhead on a consistent and reasonable basis. The Company has excluded interest income or expense, other income and expense and write-down of equity investment and could also exclude certain unusual or corporate-related costs in the future. In addition, while the Company's consolidated results of operation include adjustments to reflect the elimination of inter-segment transactions, individual segments may include inter-segment transactions. The Company does not believe such inter-segment transactions are material and believes that their inclusion would not impact either management's or shareholders' understanding of the Company's various segments. For the purpose of clarity, revenue is reported net of inter-segment transactions.

Segment Operating Income (Loss):
 (Amounts in thousands)


                     Three Months Ended          Six Months Ended
                       June 30, 2006              June 30, 2006
                 -------------------------   -------------------------
                                      %                           %
                     2006     2005  Change     2006      2005   Change
                 --------- -------- ------   ---------  ------- ------
Genomics
 Division         $(6,064)  $1,669   -463%    $(9,873)  $2,504   -494%
Preclinical
 Division          (2,502)  (2,838)    12%     (7,466)  (5,840)   -28%
Drug
 Repositioning
 Division          (3,372)  (2,460)   -37%     (6,897)  (4,919)   -40%
                 --------- -------- ------   --------- -------- ------
Total operating
 income (loss)   $(11,938) $(3,629)  -229%   $(24,236) $(8,255)  -194%
                 --------- -------- ------   --------- -------- ------

    Genomics Division:
    For the second quarter of 2006, the Genomics Division reported an operating loss of $6.1 million compared to an operating profit of $1.7 million for the second quarter of 2005. The results are primarily due to significantly lower revenue, partially offset by lower operating expenses. Operating expenses also include a $0.7 million lower of cost or market impairment of inventory. For the first half of 2006, the Genomics Division reported an operating loss of $9.9 million compared to an operating profit of $2.5 million for the first half of 2005. Operating loss for the division increased by $12.4 million, due primarily to lower than expected sales in 2006.

    Preclinical Division:
    For the second quarter of 2006, the Preclinical Division reported an operating loss of $2.5 million compared to an operating loss of $2.8 million for the second quarter of 2005, an improvement of 12%. The results reflect increased revenue, higher gross margins, and a slight reduction in operating expenses. Preclinical Division operating losses for the first six months of 2006 were $7.5 million, compared to $5.8 million in the 2005 period, an increase of 28% when compared to the same period of 2005, reflecting lower sales volume in the first quarter, lower gross margins, and increased operating expenses.

    Drug Repositioning Division:
    For the second quarter and first six months of 2006, the Company's losses in the Drug Repositioning Division were $3.4 million and $6.9 million, respectively, compared to losses of $2.5 million and $4.9 million, respectively, for the second quarter and first six months of 2005. These losses reflect continuing investment in 2006 in the scale-up and development of the Drug Repositioning Division and increasing repositioning work on customer-supplied drug candidates.

    Net Loss

    For the second quarter of 2006, total consolidated net losses were $11.3 million, or $0.35 per share, compared to $2.6 million, or $0.08 per share, for the second quarter of 2005. Net losses for the second quarter of 2006 reflect primarily the impact of the revenue shortfall in the Genomics Division. Total consolidated net losses for the second quarter of 2006 include non-cash compensation expense under SFAS 123(R) of $0.2 million.
    For the first six months of 2006, total consolidated net losses were $23.1 million, or $0.73 per share, compared to $6.7 million, or $0.21 per share for the same period in 2005. Net losses for the first six months reflect revenue shortfall in the Genomics Division over the first and second quarters of 2006, revenue shortfall in the Preclinical Division in the first quarter of 2006 and continuing investment in 2006 in the Drug Repositioning Division, including increasing repositioning work on customer-supplied drug candidates. Total consolidated net losses for the second quarter of 2006 include non-cash compensation expense under SFAS 123(R) of $0.6 million.

    Backlog

    As of June 30, 2006, Gene Logic had a backlog for its Preclinical Division of approximately $23 million, an increase of $7 million when compared to the backlog as of December 31, 2005. The Company's backlog consists of commitments under signed task orders and other written obligations, including government contracts as to which funding has been committed but not yet assigned to a specific project.

    Liquidity

    As of June 30, 2006, the Company had approximately $59.5 million in combined cash, cash equivalents and marketable securities available-for-sale, compared to $63.9 million as of March 31, 2006.
    Mark D. Gessler, Chief Executive Officer and President commented, "We are encouraged with the results of our Preclinical and Drug Repositioning Divisions. We have taken decisive actions to control costs within our Genomics Division. We are now midway through a strategic review of our business and look forward to reporting on our conclusions in September."

    Conference Call and Webcast

    Gene Logic will host a conference call and webcast on August 4, 2006 at 10:00 a.m. Eastern Time to discuss the results for the second quarter of 2006. Participants in the live call should dial
800.510.9836 in North America, or 617.614.3670 internationally. The pass code for both numbers is 15769358. Alternatively, a webcast of the live call will be accessible from the Investors section of the Company's website at www.genelogic.com.
    A replay of the call will be available beginning the afternoon of the call, through August 18, 2006. To access the replay, please dial
888.286.8010 domestically or 617.801.6888 internationally, using the pass code 87422957. An archived webcast of the conference call will also be available under the Investors section of the Company's website at www.genelogic.com.

    Gene Logic Overview
    Gene Logic technologies and services are used by many of the world's top pharmaceutical and biotechnology companies. Over 150 organizations and government agencies have benefited from Gene Logic's diverse portfolio of drug development services, enabling them to make more informed, more reliable and more predictive decisions at each point in the highly complex and costly drug development process. Founded in 1994, Gene Logic is headquartered in Gaithersburg, Maryland, conducts additional research and development in facilities in Cambridge, Massachusetts, and has customer support operations in the U.S., Europe, and Asia. For more information, visit www.genelogic.com or call toll-free - 1/800/GENELOGIC.

    Safe Harbor Statement

    This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Such forward looking statements include the Company's ability to identify strategies for making its businesses successful and the impact of such strategies on our business and financial performance and on shareholder value. Forward-looking statements typically include the words "expect," "anticipate," "believe," "estimate," "intend," "may," "will," and similar expressions as they relate to Gene Logic or its management. Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of our future performance or results. Our actual performance and results could differ materially from what we project in forward-looking statements for a variety of reasons and circumstances, including particularly such risks and uncertainties that may affect the Company's operations, financial condition and financial results and that are discussed in detail in the Company's Annual Report on Form 10-K and our other filings with the Securities Exchange Commission. They include, but are not limited to: whether we will be able to identify and successfully implement strategies, on favorable terms or at all, for improving the performance and value of our businesses and improving the value of our businesses to shareholders; whether we will be able successfully to manage our existing cash adequately and whether we will have access to financing on sufficiently favorable terms to maintain our businesses and effect our strategies; whether we will be able to recruit and retain qualified personnel, particularly in light of our restructuring efforts; potential negative effects on our operations and financial results from workforce reductions, other restructuring activities, and the evaluation of strategic options; the potential loss of significant customers; and the possibility of delisting from NASDAQ Global Markets, which could have an adverse effect on the value of our stock. Gene Logic undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                           Gene Logic Inc.
                       Statement of Operations
               (in thousands, except per share amounts)
                             (unaudited)


                                 Three Months Ended  Six Months Ended
                                       June 30,           June 30,
                                 ------------------ ------------------
                                    2006      2005     2006      2005
                                 --------- -------- --------- --------

Revenue:
  Genomics division              $  4,683  $14,166  $ 13,431  $27,405
  Preclinical division              6,600    5,820    10,634   12,254
  Drug repositioning division           9      147        29      214
                                 --------- -------- --------- --------
      Total revenue                11,292   20,133    24,094   39,873

Expenses: (* see note below)
  Cost of preclinical division
   services                         7,172    6,618    13,580   13,808
  Database production               7,566    8,021    15,299   16,203
  Research and development          2,541    1,380     4,981    2,841
  Selling, general and
   administrative                   5,951    7,743    14,470   15,276
                                 --------- -------- --------- --------
      Total expenses               23,230   23,762    48,330   48,128
                                 --------- -------- --------- --------

      Loss from operations        (11,938)  (3,629)  (24,236)  (8,255)

Interest (income), net               (755)    (617)   (1,528)  (1,117)

Other (income) expense                103     (402)      100     (427)

Write-down of equity investment        -        -        275       -
                                 --------- -------- --------- --------

      Net loss                   $(11,286) $(2,610) $(23,083) $(6,711)
                                 ========= ======== ========= ========
Basic and diluted net loss per
 share                           $  (0.35) $ (0.08) $  (0.73) $ (0.21)
                                 ========= ======== ========= ========

Shares used in computing basic
 and diluted net loss per share    31,809   31,742    31,798   31,725
                                 ========= ======== ========= ========

--------------------------------
* Line items include non-cash stock compensation as follows:

Cost of preclinical division
 services                        $     43  $    -   $    101  $    -

Database production                    43       -        101       -

Research and development               27       -         63       -

Selling, general and
 administrative                       122       -        285       -
                                 --------- -------- --------- --------
Total                            $    235  $    -   $    550  $    -
                                 ========= ======== ========= ========



                            Gene Logic Inc.
                 Consolidated Condensed Balance Sheets
                            (in thousands)

                                                June 30,    Dec. 31,
                                                  2006        2005
                                               ----------- ----------
                                               (unaudited)
                    ASSETS

Current assets:
   Cash and cash equivalents                    $  24,824  $  43,946
   Marketable securities available-for-sale        34,669     38,179
   Accounts receivable, net                         1,822      3,544
   Unbilled services                                4,827      7,779
   Inventory, net                                   2,830      3,117
   Prepaid expenses                                 3,197      2,403
   Other current assets                               986        961
                                                ---------- ----------
     Total current assets                          73,155     99,929
Property and equipment, net                        28,667     30,682
Long-term investments                               2,964      3,239
Goodwill                                           12,913     12,913
Intangibles and other assets, net                  12,680     13,956
                                                ---------- ----------
     Total assets                               $ 130,379  $ 160,719
                                                ========== ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                             $   2,996  $   5,630
   Accrued compensation and employee benefits       4,504      6,702
   Other accrued expenses                           3,708      4,269
   Current portion of capital lease obligations       132        144
   Current portion of long-term debt                  498        497
   Acquired technologies payable                    3,500      3,492
   Deferred revenue                                 9,633     11,595
                                                ---------- ----------
     Total current liabilities                     24,971     32,329
Capital lease obligations, net of current
 portion                                                -         57
Long-term debt, net of current portion                103        127
Deferred rent                                       2,938      3,350
                                                ---------- ----------
     Total liabilities                             28,012     35,863
                                                ---------- ----------
Stockholders' equity:
   Common stock                                       318        318
   Additional paid-in capital                     386,281    385,586
   Accumulated other comprehensive loss              (179)       (78)
   Accumulated deficit                           (284,053)  (260,970)
                                                ---------- ----------
     Total stockholders' equity                   102,367    124,856
                                                ---------- ----------
     Total liabilities and stockholders' equity $ 130,379  $ 160,719
                                                ========== ==========


    CONTACT: Gene Logic Inc.
             Investors:
             Christopher Culotta, 301-987-1752
             cculotta@genelogic.com
             or
             Media:
             Lynn Kieffer, 301-987-1762
             lkieffer@genelogic.com